[LOGO]                                             2150 Scotia One
    BROCKER                                           10060 Jasper Avenue
Technology Group                               Edmonton, Alberta T5J 3R8, Canada


             Brocker Agrees Joint Venture With CobraTech Industries

AUCKLAND, New Zealand - October 31, 2000. Brocker Technology Group Ltd. (Nasdaq:
BTGL, TSE:BKI) announced today that it has signed Heads of Agreement with CobraTech Industries Ltd, for a proposed joint venture under which CobraTech would be granted exclusive rights to distribute several Brocker products in six key Asian markets: Hong Kong, India, Japan, Philippines, Singapore and South Korea.

Under the terms of the agreement, CobraTech, which has offices in Hong Kong and Japan, will market Brocker's key B2B communications products: Bloodhound, Supercession, Feedback, Powerphone, E-Marketer, MLM Prospector.

About Brocker's Products

o Bloodhound - a one-number personal communication service and unified messaging system

o Supercession - an application that enables a company to build a B2B e-commerce web site that integrates seamlessly with its ERP (enterprise resource planning), or other back office system

o Feedback - a rapid response, Web-based electronic research tool, for Full 360(Degree) performance management and other feedback

o Powerphone - seamlessly integrates your computer and telephone, for improved customer contact management

o E-Marketer - a product that utilizes Microsoft Outlook, CRM database and Microsoft Exchange to produce email marketing materials using various merge and formatting functions

o MLM Prospector - integrates messaging, fax-on-demand and prospecting functions to service network marketing businesses

Brocker CEO, Mike Ridgway said the agreement is an important step for the Company. "The Asian region represents tremendous opportunity but has traditionally been difficult for Western businesses to enter successfully. Social customs and business methods are very different, so you need a local partner with a well-established presence and a mature business network," said Mr. Ridgway. "This is what our agreement with CobraTech gives us - a fast track into this largely untapped region."

CobraTech chairman and CEO, Stephen Koltai is equally excited about taking Brocker's technology into these markets. "We've been talking to some of our clients about these products for several months now and their enthusiasm is very encouraging, which is why we've pursued this relationship with Brocker," said Mr. Koltai. "Now we can begin working with Brocker to localize these products and take them to market."

Coincidentally, on November 7th, Brocker will host Mrs Anson Chan - Chief Secretary for Administration of the Hong Kong Government. Mrs Chan will be visiting New Zealand on official business and will be meeting a select group of innovative high tech companies, like Brocker, that are keen to develop business opportunities in Hong Kong.

About CobraTech Industries Ltd

CobraTech Industries (www.cobratechind.com) is a multi-faceted company operating in three primary markets: business-to-business communications; data and network security, including disaster avoidance and recovery, and data encryption; and finance, including high speed securities trading.

CobraTech's strategy is to introduce and distribute proven, leading edge technology into Asian IT markets, under exclusive distribution rights. The Company also provides strategic IT consulting services for the e-Security, e-Business and e-Finance sectors.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com
(e-business       transaction       processing       software),       Bloodhound
http://www.bloodhound.co.nz (unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz

Robert Rowell
North American Investor Relations
Tel:  800-299-7823
E-mail: rrowell@brockergroup.com